Exhibit 4.23

COMMERCIAL MANUFACTURING AND SUPPLY AGREEMENT

for Custom Lentiviral Vector

THIS COMMERCIAL MANUFACTURING AND SUPPLY AGREEMENT (this

“CMSA”) is entered into as of . 2025 (the “Effective Date”), by and between LENTIGEN TECHNOLOGY, INC., a Delaware corporation and wholly-owned subsidiary of Miltenyi Biotec B.V. & Co. KG, having a principal place of business at 1201 Clopper Road, Gaithersburg, MD 20878, USA (“LTI”), and Immatics US Inc., a Delaware corporation having a principal place of business at 13203 Murphy Road, Stafford Texas, USA “Client” ), each individually a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, Client has expertise in the field of innovative cellular therapies and is engaged in the development of cellular therapy products for patient treatment;

WHEREAS, LTI provides contract development and manufacturing services with respect to lentiviral vectors for research, clinical applications, and commercial cell therapy product manufacturing;

WHEREAS, Client desires to use Vector (as defined below) solely for the Permitted Use (as defined below) in connection with the development and manufacture of certain Client Products (as defined below) for use in preclinical and clinical development programs and, if approved, for commercial use; and

WHEREAS, LTI desires to sell to Client, and Client desires to purchase from LTI, the Vector in accordance with the terms and conditions set forth in this CMSA.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1.
Definitions. For the purposes of this CMSA, unless the context requires otherwise, the following terms shall have the meanings set forth below:

“Acknowledgment” shall have the meaning set forth in Section 5.3(b).

“Additional Work” shall have the meaning set forth in Section 2.4 of this CMSA.

“Affiliate” means, with respect to a Party, any corporation, association, or other entity which, directly or indirectly, controls the Party or is controlled by the Party or is under common control with such Party, where “control“ means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a corporation, association, or other entity through the ownership of fifty percent or more of the voting securities or otherwise, including having the power to elect a majority of the board of directors or other governing body of such corporation, association, or other entity.

“Affiliate Technology Transfer” shall have the meaning set forth in Section 5.5(c).

“Agreed Standards” means (i) all standards, guidelines and regulations as to quality, safety and performance as are consistently applied by LTI with respect to the manufacture and quality control of vectors in accordance with LTI’s established quality system, standard operating procedures, and quality control procedures all of which are in accordance with the Commercial Quality Agreement, (ii) any standard(s) as may be specifically determined to be applicable to the materials, manufacture and quality control of the relevant Vector (if any) by any relevant Regulatory Authority (ii) the Commercial Quality Agreement, (iii) Applicable Laws, (iv) Good Manufacturing Practices (“GMP”) or (v) any

standard(s) as may be expressly agreed between the Parties with respect to a Vector from time to time in writing in this CMSA or in an amendment to this CMSA or by way of a separate agreement.

“Applicable Laws” means all supranational, national, state and local laws, rules and regulations and guidelines governing the activities of a Party described in this CMSA.

“Authorized Representative” shall have the meaning set forth in Section 14.2.

“Business Day” means any day on which banking institutions in both Munich, Germany, and Gaithersburg, MD, are open for business.

“Calendar Quarter” means each successive period of three consecutive calendar months commencing on January 1, April 1, July 1 and October 1.

“Calendar Year” means each successive period of twelve (12) months (each, a “Calendar Month”) commencing on January 1 and ending on December 31, except that Calendar Year Zero shall be that period from and including the Effective Date through December 31 of that same year, and the last Calendar Year shall be that period from and including the last January 1 of the Term through the earlier of the date of expiration or termination of this CMSA.

“Change” shall have the meaning set forth in Section 3.2(a).

“Client Gene Sequence” means, with respect to any Vector, the applicable Client-provided gene sequence that is used in the manufacture of such Vector.

“Client Indemnitee” shall have the meaning set forth in Section 13.1.

“Client Materials” means any and all biological and/or chemical materials that are to be supplied by or on behalf of Client to LTI (and/or its Affiliates in instance of an Affiliate Technology Transfer) for use in the manufacturing of Vector, and any client-specific materials or samples (such as quality control samples and retains) that result from LTI’s activities hereunder.

“Client Product” means [****].

“Client-Specific Plasmid” means a plasmid manufactured by LTI (or an Affiliate or subcontractor of LTI), for use in production of Vector that incorporates a Client Gene Sequence and LTI Technology. Client-Specific Plasmids shall be considered a Raw Material.

“Client-Specific Required Change” shall have the meaning set forth in Section 3.2(c).

“Client-Requested Change” shall have the meaning set forth in Section 3.2(d).

“Client Technology” means all technology and Intellectual Property Rights in the possession of or Controlled by Client or its Affiliates, inclusive of Client Gene Sequence, conceived, developed or reduced to practice before or after the Effective Date by Client, relating to the research, development, manufacturing, handling, or use of Client Product. For the avoidance of doubt, Client Technology shall exclude LTI Technology. For purposes of this definition, “Controlled” shall mean that an entity has ownership or has a license to such technology or Intellectual Property Rights, and has the ability to grant other parties access, a license, or a sublicense (as applicable) in or to such technology or Intellectual Property Rights without violating the terms of any written agreement with any party.

“Client Technology Transfer” shall have the meaning set forth in Section 5.5(d).

“CMSA” means this Commercial Manufacturing and Supply Agreement, including Exhibits A, B, C, D, E, F, G, H, and I attached hereto and incorporated herein, as amended from time to time in accordance with Section 20.3 hereof.

“Commercial Quality Agreement” shall mean a written agreement between Client and LTI to be entered into prior to initiation of manufacturing of commercial-grade Vector that defines the quality roles and responsibilities of each Party in connection with the manufacture of commercial grade Vector. The Parties shall work in good faith to enter into a Commercial Quality Agreement within ninety (90) days after the Effective Date.

“Commercially Reasonable Efforts” shall mean, with respect to the efforts and resources required to fulfill any obligation hereunder, [****].

“Communication” shall have the meaning set forth in Section 4.2(a).

“Confidential Information” shall have the meaning set forth in Section 14.1.

“Delivery” and “Deliver” shall have the meaning set forth in Section 6.1(a).

“Designated Countries” means those countries listed in Exhibit B.

“Disclosing Party” shall have the meaning set forth in Section 14.1. “Dispute” shall have the meaning set forth in Section 19.2.

“Ex Vivo Cell Processing” means the selection, activation, transduction, and/or expansion of cells outside the human body.

“Facility” means (i) the manufacturing site owned by LTI at 1201 Clopper Rd, Gaithersburg, MD, or (ii) any manufacturing site owned or leased by LTI or its Affiliate or by a Subcontractor of LTI that is used for the manufacture of Vector as agreed to by the Parties.

“Firm Zone” shall have the meaning set forth in Section 5.1(b).

“Force Majeure Event” shall have the meaning set forth in Article 18.

“Forecast” shall have the meaning set forth in Section 5.1(a).

“Indemnitee” shall have the meaning set forth in Section 13.3(a).

“Indemnitor” shall have the meaning set forth in Section 13.3(a).

“Intellectual Property Rights” means any and all past, present, and future rights which exist, or which may exist or be created in the future, under the laws of any jurisdiction in the world with respect to all: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademarks and trade name rights and similar rights; (iii) trade secret rights; (iv) inventions, patents, patent applications, and industrial property rights; (v) other proprietary rights in intellectual property of every kind and nature; and (vi) rights in or relating to registrations, renewals, re-examinations, extensions, combinations, continuations, divisions, and reissues of, and applications for, any of the rights referred to in sub-clauses (i) through (v) above.

“Late Delivery” shall have the meaning set forth in Section 5.5(b).

“Licensee” means [****].

“Long-Term Storage Fee” shall have the meaning provided in Section 2.11 with respect to Client Materials and Client-Specific Plasmids, and in Section 6.1(f) with respect to Vector.

“Losses” shall have the meaning set forth in Section 13.1.

“LTI Direct Competitors” are [****].

“LTI Indemnitee” shall have the meaning set forth in Section 13.2.

“LTI-Requested Change” shall have the meaning set forth in Section 3.2(e).

“LTI Technology” means: [****].

“Minimum Purchase Requirement” shall have the meaning set forth in Section 5.3(c).

“Non-Conformance Notice” shall have the meaning set forth in Section 7.2.

“Non-Conforming Vector” shall have the meaning set forth in Section 7.2.

“Permitted Use” shall have the meaning set forth in Section 2.2(a).

“Price” shall have the meaning set forth in Section 8.4(a).

“Purchase Order” shall have the meaning set forth in Section 5.3(a).

“Raw Materials” shall mean all starting materials, cell lines, plasmids, reagents, cell culture media or processing formulations, components, consumables, disposables, excipients, other ingredients and packaging and labeling materials used for Vector manufacturing.

“Receiving Party” shall have the meaning set forth in Section 14.1.

“Regulatory Approval” means with respect to a country, all approvals, supplements, amendments, pre- and post-approvals, marketing authorizations based upon such approvals (including any prerequisite manufacturing approvals or authorizations related thereto) and labeling approval(s), required by Applicable Laws to sell Client Product in such country, such as a biologics license application (BLA) in the United States or a marketing authorization application (MAA) in the EU.

“Regulatory Approval Fee” shall have the meaning provided in Section 8.3.

“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity having the primary responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labelling and/or marketing of Vector, including the United States Food and Drug Administration (“FDA”) and the European Medicines Agency (“EMA”), and any equivalent or successor agency thereto.

“Regulatory Laws” shall have the meaning set forth in Section 4.1(c).

“Regulatory Submission Fee” shall have the meaning provided in Section 8.2.

“Required Change” shall have the meaning set forth in Section 3.2(c).

“Specifications” means [****].

“Subcontractor” means a Third Party to which, as applicable: (i) LTI subcontracts the manufacture or testing of Vector, or any component thereof, on behalf of LTI and under LTI’s authority and responsibility in accordance with Section 2.8; or (ii) Client (or its Affiliates or Licensees) subcontracts any of the Permitted Uses on behalf of Client or its Licensees and under Client’s (or its Affiliates’ or Licensees’) authority and responsibility in accordance with Section 2.9, as set forth in Exhibit D.

“Supply Failure” shall have the meaning set forth in Section 5.5(b).

“Term” shall have the meaning set forth in Section 15.1.

“Testing Methods” shall have the meaning set forth in Section 7.1 and, if applicable, further detailed in the Specifications or the Commercial Quality Agreement.

“Third Party” means any corporation, association, or other entity that is not a Party or an Affiliate of a Party.

“Third Party Technology Transfer” shall have the meaning set forth in Section 5.5(e).

“Upfront Fee” shall have the meaning provided in Section 8.1.

“Vector” means the lentiviral vector(s) manufactured under this CMSA [****], subject to amendment from time to time.

“Vector Warranty” shall have the meaning provided in Section 11.1.

1.2.
Certain Rules for Interpretation. The descriptive headings of Articles and Sections of the CMSA are inserted solely for convenience and ease of reference and shall not constitute any part of this CMSA, or have any effect on its interpretation or construction. All references in this CMSA to the singular shall include the plural where applicable, and vice versa, as the context may require. As used in this CMSA, (i) the word “including” is not intended to be exclusive and means “including without limitation”; (ii) neutral pronouns and any derivations thereof shall be deemed to include the feminine and masculine,; (iii) the words “hereof” and “hereunder” and other words of similar import refer to this CMSA as a whole, including all exhibits and appendices, as the same may be amended from time to time, and not to any subdivision of this CMSA; (iv) the word “days” means “calendar days,” unless otherwise stated; (v) the words “shall” and “will” are used interchangeably and have the same meaning; and (vi) the word “Section” refers to sections and subsections in this CMSA. Whenever any payment to be made or action to be taken under the CMSA is required to be made or taken on a day other than a Business Day, such payment shall be made, or action shall be taken, on the next Business Day following such day.
1.3.
Scope of CMSA. Nothing in this CMSA shall be construed as creating any relationship between LTI and Client other than that of seller and buyer, or licensor and licensee, respectively. This CMSA is not intended to be, nor shall it be construed as, a joint venture, association, partnership, franchise, or other form of business organization or agency relationship. Neither Party shall have any right, power, or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of the other Party, except as expressly provided herein.

ARTICLE 2 SUPPLY OF VECTOR

2.1 Supply of Vector. During the Term, and subject to the terms and conditions hereof, LTI will manufacture, supply and sell to Client, and Client will purchase from LTI, Vector solely for the Permitted Use (as defined below). Each Purchase Order placed under this CMSA shall be exclusively governed by the terms and conditions of this CMSA and the applicable Commercial Quality Agreement, as amended from time to time, unless specifically otherwise agreed between the Parties in writing. Unless expressly set forth and agreed to in writing by both Parties (for which, in the case of LTI, shall be approved only by the Site Head or a more senior officer of LTI or its Affiliate), any terms and conditions of any Purchase Order or acknowledgement given or received which are inconsistent with this CMSA or the applicable Commercial Quality Agreement shall have no effect and such terms and conditions are hereby excluded and rejected. Except as set forth in Section 5.5, LTI shall be the sole manufacturer of Vector (as such Vector utilizes LTI Technology). Each subsequent Vector under the CMSA shall similarly be manufactured solely by LTI unless the Parties agree in writing otherwise or as set forth in Section 5.5. In any case, Client shall retain the right to itself develop and manufacture vectors or procure vectors from Third Parties so long as such vectors do not utilize or contain LTI Technology. For clarity, any Vector manufactured hereunder based on Client’s Gene Sequence shall only be manufactured for and supplied to Client. Nothing herein shall prohibit LTI from performing similar services for, or supplying similar vector to, any Third Party so long as no Client Confidential Information, Client Technology inclusive of Client Gene Sequence, and/or any other Client Materials are utilized in such manufacturing.

2.2 Permitted Use.

(a)
The supply of Vector hereunder conveys to Client the limited, non-exclusive, non-transferable (except as expressly provided herein) right to use [****], (the “Permitted Use”) in accordance with Applicable Laws.
(b)
Client shall not use Vector and/or any component thereof for any purpose or in any manner whatsoever other than a Permitted Use expressly set forth in Section 2.2(a) above. Without limitation to the generality of the foregoing, any and all Vector supplied hereunder [****].
(c)
Including for purposes of Section 8.2 and Section 8.3, if Client wishes to have LTI manufacture Vector for a new Client Product pursuant to this CMSA, [****].
(d)
Except as expressly provided in this CMSA, no other right, express or implied, is conveyed by the sale or purchase of Vector (including the right to make or have made Vector). Except as expressly provided in this CMSA, Client specifically agrees not to, and agrees not to grant permission to any Third Party to, sell, market, export, transfer, or re-export Vector without LTI’s express prior written consent.
(e)
Client may offer and permit its Affiliates, Licensees, and Subcontractors (if any) to use Vector supplied hereunder only if and so long as such use is in compliance with the terms and conditions of this CMSA and Applicable Laws. Client, if applicable, shall instruct and oblige each of its Affiliates, Licensees, and Subcontractors accordingly.
(f)
Client acknowledges that Vector should be used with the same caution applied to any potentially hazardous compound. Use of Vector by Client, its Affiliates, its Licensees or Subcontractors shall be supervised by technically qualified individual(s).

2.3 Restrictions on Use. Without limitation to the generality of Section 2.2 above, Client further will not, and will cause its Affiliates, Licensees and Subcontractors not to, without express prior written consent from LTI:

(a)
Modify or alter, or cause or permit any Third Party to modify or alter, any Vector supplied hereunder;
(b)
Reverse engineer, disassemble or otherwise analyze, or cause or permit any Third Party to reverse engineer, disassemble or otherwise analyze, any Vector supplied hereunder, in whole or in part; provided, however, that the foregoing shall not limit the right or ability of Client or its Licensees or Subcontractors to identify defects, troubleshoot problems, evaluate, test, use or conduct any study utilizing any Vector as reasonably necessary to achieve the purposes of this CMSA and/or fulfill regulatory, safety, and/or other ethical obligations;
(c)
Transfer any Vector supplied hereunder to any Third Party, except [****] solely for the Permitted Use or for training, regulatory, or validation purposes in connection with Client’s development and commercialization of Client Product;
(d)
Resell Vector supplied hereunder to any Third Party, except to Client Affiliates and/or Licensees, without prior express written permission from LTI; or
(e)
Transfer, use, import or export any Vector supplied hereunder in any country or territory other than the Designated Countries except for non-commercial use.

2.4 Additional Countries. LTI acknowledges that Client may, from time to time, desire to use, or have its Affiliates, Licensees, or Subcontractors use, Vector for the Permitted Use in one or more additional countries that are currently not part of the Designated Countries. The Parties agree, upon reasonable written request by Client from time to time during the Term, to evaluate the regulatory and other requirements for utilizing Vector for the Permitted Use in such additional country(ies) as specified by Client in such written request. Such request should be made at [****] prior to an intended regulatory submission. After receipt of such request, LTI will provide Client with such estimates for such regulatory work within [****]. Based on the assessment of potentially required additional work, including but not limited to regulatory work, quality requirement evaluations, audit preparations, import/export licenses and the like in support of Client Product filings in such additional country(ies) (collectively “Additional Work”), the Parties will negotiate in good faith with the goal of entering into a written agreement on mutually acceptable terms with respect to LTI’s provision of such Additional Work.

2.5 Reserved Rights. LTI reserves the right, at its sole discretion and without any restriction or limitation whatsoever, to manufacture, have manufactured, use, have used, sell, have sold, offer for sale, export, import or otherwise commercialize or dispose of vectors (other than Vector) in any manner and for any purpose whatsoever. Client reserves the right, at its sole discretion and without any restriction or limitation whatsoever, to manufacture, have manufactured, use, have used, sell, have sold, offer for sale, export, have exported, import, have imported, or otherwise commercialize or dispose of any Client product other than Client Product in any manner and for any purpose whatsoever.

2.6 Capacity. [****].

2.7 Subcontracting by LTI. LTI may, upon prior written consent from Client, [****]. LTI will first impose limitations and obligations on such Subcontractors or Affiliates, in writing, that are no less onerous than the corresponding limitations and obligations imposed on LTI hereunder and in no event shall any such delegation or subcontract release LTI from any of its obligations under this CMSA. LTI’s Subcontractors and Affiliates for the manufacture and/or supply of Vector will be listed in the Commercial Quality Agreement.

2.8 Compliance.

(a)
LTI shall have sole responsibility for ensuring, and shall ensure, that LTI’s and its Affiliates’ and Subcontractors’ activities and performance in connection with the manufacture of Vector, inclusive of any materials manufactured for Vector by LTI and its Affiliates and Subcontractors, and the supply of such Vector to Client under this CMSA are at all times in compliance with this CSMA, the Commercial Quality Agreement, and Applicable Laws. Without limiting the generality of the foregoing, it shall be the sole responsibility of LTI to obtain and maintain, and LTI shall obtain and maintain, all licenses, permits, authorizations, or registrations required by Applicable Laws in order for LTI, its Affiliates, and/or Subcontractors (as the case may be) to manufacture and make Delivery of Vector, except as otherwise provided in this CMSA, at LTI’s expense.
(b)
Client shall have sole responsibility for ensuring, and shall ensure, that the use of Vector for their respective Permitted Use by Client, its Affiliates, Subcontractors, and Licensees (as the case may be) is at all times in compliance with Applicable Laws. Without limiting the generality of the foregoing, it shall be the sole responsibility of Client to obtain and maintain, and Client shall obtain and maintain, all licenses, permits, authorizations, registrations, additional validations or additional testing required by Applicable Laws in order for Client, its Affiliates, Subcontractors, and Licensees to use Vector for the Permitted Use, at Client’s expense. LTI shall comply with all reasonable requests for assistance by Client in connection with Client’s efforts to obtain such licenses, permits, authorizations, registrations, additional validations or additional testing, to the extent applicable to Vector; provided that the Parties shall agree on the scope of such assistance to be provided by LTI and, for any out of the ordinary requests, upon the reasonable costs to be paid by Client to LTI for such assistance.
(c)
As of the Effective Date and during the Term, each Party represents, warrants and covenants to the other Party that: (i) such Party, and, to its actual knowledge, its owners, directors, officers, employees, and any agent, representative, Subcontractor or other Third Party acting for or on such its behalf, shall not, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any person for the purposes of obtaining or retaining business through any improper advantage in connection with this CMSA, or that would otherwise violate any Applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption in any applicable jurisdiction; and (ii) its financial books, accounts, records and invoices related to this CMSA or related to any work conducted for or on behalf of the other Party are and will be complete and accurate in all material respects.

2.9 Client Licensees and Subcontractors.

(a)
If and to the extent that Client grants rights with respect to a Client Product under license or other agreement(s) with one or more Affiliates, Licensees, or Subcontractors, in no event shall Client grant any rights under LTI Intellectual Property Rights other than as expressly permitted hereunder or which are necessary to use Vector for the Permitted Use, or any rights that are otherwise inconsistent with the terms of this CMSA or the Commercial Quality Agreement.
(b)
To the extent that the rights granted to Client hereunder (including Client’s right to use Vector for its Permitted Use) are sublicensed in accordance with Section 10.2a) to one or more of its Affiliates, Licensees, or Subcontractors in accordance with the terms hereof, Client shall first impose limitations and obligations on such party, in writing, that are no less onerous than the corresponding limitations and obligations imposed on Client hereunder, and Client shall notify LTI of the name for each such Affiliate, Licensee, or Subcontractor that it shares such rights with, in writing, in accordance with Article 16 of this CMSA, which Affiliate, Licensee, or Subcontractor shall automatically be added to Exhibit D by amendment. For purposes of clarity, LTI shall not have the right to decline to sign the amendment of a new Affiliate, Licensee, or Subcontractor.

2.10 Liability for Non-Compliance. Notwithstanding anything to the contrary herein, each Party shall, in relation to the other Party, at all times and in all respects continue to remain fully and primarily responsible and liable to the other Party for the performance and the acts or omissions of its Affiliate(s), Subcontractor(s), and in the case of Client, Licensee(s), in connection with the subject matter of this CMSA, including the failure of an Affiliate, Subcontractor, or Licensee (in case of Client) to comply with all of the limitations and obligations imposed on either Party hereunder. For clarity, in no event shall any permitted delegation or subcontracting of any activities to be performed in connection with this CMSA release a Party from any of its limitations or obligations under this CMSA.

2.11 Client Materials, Client-Specific Plasmids, and Raw Materials. Any Client Materials supplied directly by Client for the manufacture of Vector (as agreed by the Parties) [****] by LTI pursuant to Section 6.1.

ARTICLE 3 VECTOR QUALITY; CHANGE CONTROL

3.1.
Vector Quality.
(a)
Specifications. LTI shall manufacture or have manufactured Vector to meet the agreed Specifications, as then in effect.
(b)
Agreed Standards. All Vector, [****].
(c)
Testing. LTI shall test each batch of Vector purchased pursuant to this CMSA before Delivery to Client to ensure that Vector conforms with Specifications and the Commercial Quality Agreement. [****].
(d)
Quality System. All Vector supplied under this CMSA shall be manufactured and quality controlled under an appropriate quality system in accordance with Agreed Standards, Applicable Laws, Specifications, and the Commercial Quality Agreement.
(e)
Commercial Quality Agreement. [****] from the Effective Date (or such longer period as agreed by the Parties), the Parties shall enter into a Commercial Quality Agreement on mutually acceptable, commercially reasonable terms relating to commercial Vector. In the event of a conflict between the terms of the Commercial Quality Agreement and the terms of this CMSA, the provisions of this CMSA shall govern; provided, however, that the Commercial Quality Agreement shall govern in respect of quality issues.

3.2 Change Control.

(a)
General. Changes to the Facility location, Specifications, Agreed Standards and/or otherwise with respect to manufacture and/or testing of Vector (including changes with respect to: suppliers of Raw Materials; quality of Raw Materials; methods of manufacturing; packaging; equipment and/or premises; Subcontractors; control techniques and methods of analysis; and/or presentation and content of relevant documentation, including certificates pursuant to Section 6.4, and any other change with the potential to require or impact a regulatory dossier or filing) [****].
(b)
Change Notification. Change notifications shall be provided in accordance with the applicable notification procedures set forth in the Commercial Quality Agreement. [****].
(c)
Changes Required for Compliance. If during the Term a Change is required to comply with changes in Agreed Standards made by Regulatory Authorities, Applicable Laws and/or other requirements of a Regulatory Authority applicable to LTI Technology (in each case, a “Required Change”), LTI shall promptly notify Client, and following written approval by Client, implement such Required Change and the costs incurred by LTI for such implementation shall be borne by LTI. In the event and to the extent that a Required Change relates to the use of Vector for a Permitted Use (a “Client-Specific Required Change”), then LTI shall implement such Client-Specific Required Change only if the Parties agree on the below factors, and then shall provide to Client all information reasonably necessary for Client to make appropriate filings with the applicable Regulatory Authority regarding any such Client-Specific Required Change. Prior to implementing a Required Change or a Client-Specific Required Change in accordance with this Section 3.2(c), LTI shall promptly advise Client as to any scheduling and/or Price adjustments which may result from any such Required Change or Client-Specific Required Change, if any. [****]. For clarity, LTI shall have no obligation to implement a Client-Specific Required Change unless and until the Parties have reached agreement on all items as described in the preceding sentence. In instances where Client is unable to place an order to meet its Minimum Purchase Requirements due to a Required Change or Client Specific Required Change, the Minimum Purchase Requirement shall toll while such changes are implemented and Parties conduct necessary negotiations as set forth in this Section.
(d)
Changes Requested by Client. If during the Term Client desires LTI to make any Change that is not a Required Change or Client-Specific Required Change pursuant to Section 3.2(c) above (a “Client-Requested Change”), inclusive of changes that may be required for new regulatory submissions in countries other than Designated Countries, Client shall notify LTI thereof in writing. Implementation of any such proposed Client-Requested Change shall be subject to LTI’s consent. LTI may withhold its consent to a Client-Requested Change if LTI reasonably determines that such change: [****]. For clarity, an agreed Price adjustment shall become effective only with respect to orders for Vector that are manufactured in accordance with the Client-Requested Change.
(e)
Changes Requested by LTI. LTI agrees that any proposed Changes by LTI that are not Required Changes (in each case, a “LTI-Requested Change”) shall require the written approval of Client. LTI shall be responsible for drafting relevant documentation at LTI’s sole expense and shall provide to Client any information reasonably necessary for Client to make appropriate filings with the applicable Regulatory Authority for Client to obtain any required amendment or other modification of the Client Product Regulatory Approvals regarding changes under this subsection, if applicable.
(f)
Cooperation. In connection with any Change pursuant to this Section 3.2, the Parties shall cooperate, share information, and otherwise act in good faith to prepare the appropriate documentation as may be necessary to secure and maintain appropriate regulatory approvals or manufacturing permits for Vector and Client Product, respectively.
(g)
Continued Supply. Except in the event of a Change requiring the prompt implementation of a proposed Change (including where prescribed by Applicable Laws or the requirements of an applicable Regulatory Authority), [****].
(h)
Costs. [****].

ARTICLE 4 REGULATORY

4.1.
Regulatory Responsibility.
(a)
Client Product(s). Subject to responsibilities that are set forth under this CMSA or solely reserved by LTI under this CMSA, Client will be solely responsible for all regulatory activities with respect to any Client Product, including the manufacture and quality control thereof.
(b)
Vector. The regulatory responsibilities pertaining to Vector will be as set forth under this CMSA.
(c)
Disclaimer. Client hereby acknowledges and agrees that [****] (hereinafter collectively referred to as “Regulatory Laws”). Client further acknowledges and agrees that [****]. Save as set out in the Specifications, in this CMSA or the applicable Commercial Quality Agreement, it shall be the sole responsibility of Client [****], provided that LTI will provide reasonable assistance to Client in this regard upon Client’s written request.
(d)
Requirement for Regulatory Approval. Vector supplied hereunder may not be used for any purpose, including the Permitted Use, that would require Regulatory Authority approvals or consents unless such proper Regulatory Authority approvals or consents have been obtained or it is permitted under Applicable Laws. Client agrees that if it elects to use, or permits or causes any Client Affiliate, Subcontractor or Licensee to use, any Vector for a purpose that would subject LTI or such Vector to the jurisdiction of any Regulatory Laws, Client will be primarily responsible for obtaining any required Regulatory Authority approvals or consents, and for otherwise ensuring that Client’s (or its Affiliates’, Subcontractors’ or Licensees’) use of such Vector for such purpose complies with such Regulatory Laws.
(e)
Extension of Scope, Supplemental Services. With respect to any Client Product, Client may request that LTI provide additional regulatory assistance beyond the scope of baseline regulatory assistance provided for herein or other Additional Work, and/or may request that LTI perform additional services [****] or equivalent) that alter, amend, or add to Additional Work. Client shall submit each such request to LTI with reasonable detail in writing. Any request that constitutes a material modification or increase in scope of Additional Work or the provision of additional services shall require a written agreement signed by Authorized Representatives of both Parties. Such written agreement shall specify in detail any modification or scope change of the Additional Work performed by LTI, the compensation to be paid to LTI by Client for the performance of such Additional Work assistance or services, and the appropriate time schedule for completion of such Additional Work assistance or services. Upon executing such written agreement, the Additional Work assistance or services shall be deemed included within Additional Work and subject to the standards of performance described in this CMSA. In addition, LTI will cooperate with Client with respect to all reporting obligations relevant to the Vector or Client Product under applicable Laws.
4.2.
Communication to/from Regulatory Authorities.
(a)
Communication from Regulatory Authorities. Each Party will promptly notify the other Party in writing of any communication from any Regulatory Authority that is related specifically to (i) [****] and that would, in each case of (i) and (ii), reasonably be expected to have an adverse effect on either Party’s products that are the subject matter of this CMSA, or ability of a Party to comply with its obligations under this CMSA (collectively, “Communication(s)”). Each Party shall, as soon as practicable after any contact with or receipt of any Communication, forward a copy or description of the same (to the extent it so relates) to the other Party. Each Party reserves the right to redact its Confidential Information and confidential Third Party information from such Communications provided such Confidential Information does not relate directly to the Vector or impede either Parties ability to evaluate or respond to the Communication. Each Party shall obligate its Affiliates, Licensees, and Subcontractors accordingly.
(b)
Communication to Regulatory Authorities. In the event that a response to a Regulatory Authority is required in connection with any Communication, Client will have sole responsibility for the form and content of any response regarding Client Product or Client Technology, and LTI will have sole responsibility for the form and content of any response regarding Vector, Facility, or LTI Technology; provided, however, that Client shall be permitted to review and comment on the form and content of any response to a Communication regarding Vector, Facility, or LTI Technology to the extent utilized with Client Product, and LTI shall incorporate such comments in good faith. At the responding Party’s reasonable request and expense, the other Party will collaborate in good faith with the responding Party in preparing such responses and, subject to Section 4.4 , will promptly, but no later [****] provided by the Regulatory Authority, provided that responding party has made such request [****], provide the responding Party with information that the responding Party reasonably believes is required to develop a requested response for questions in relation to such Communication.
(c)
Protection of Confidential Information. If a Party is required to communicate with any Regulatory Authority specifically regarding any product or technology of the other Party in connection with the subject matter of this CMSA, then the Party shall so advise the other Party as soon as practicable and, unless prohibited by Applicable Law, or to the extent that such a disclosure would result in the violation of any contractual obligations to a Third Party, provide the other Party in advance with a copy of any proposed written Communication with such Regulatory Authority to the extent that such Communication pertains to its products or technology. The disclosing Party may provide suggested [****] which the receiving Party will use good faith efforts to implement. The Party shall endeavour to comply with all reasonable direction of the other Party pertaining to the foregoing. To the extent permitted by the Regulatory Authority, the other Party shall have the right to participate in any planned oral communications or meetings between the Party and any Regulatory Authority specifically relating to the other Party’s products or technology.
4.3.
Assistance. LTI shall, if requested by Client, consult with and provide reasonable assistance to Client with regard to regulatory matters concerning Vector or other relevant LTI Technology, as appropriate. Client shall pay for LTI’s time for such consulting and assistance at LTI’s then-standard rates, which scope and limits shall be discussed between the Parties and mutually agreed in writing prior to the performance of the assistance by LTI. In the interest of time, if the total cost of consulting and assistance provided by LTI is expected to be [****] or less, the Parties agree that LTI may invoice Client at LTI’s then standard rates without the need for Parties to enter into a separate SOW, provided the Parties have agreed to such in writing, with email being sufficient. For any expenses incurred [****] the Parties agree that they will negotiate in good faith a separate SOW to cover such services. Absent LTI’s gross negligence or wilful misconduct, Client shall bear all responsibility for Client’s or Client Affiliates’, Subcontractors’ or Licensees’ use of information provided by LTI (including use in regulatory filings and any Third Party liability) pursuant to this Section 4.3.
4.4.
Disclaimer. Except as provided in this Article 4 or otherwise in the CMSA, LTI provides no warranty that any regulatory submission by Client will be approved by any Regulatory Authority. LTI shall in no way be held responsible for any refusal by any Regulatory Authority or ethics committee to grant permission to conduct a clinical trial(s) and/or for any refusal by any Regulatory Authority to grant approval under an Investigational New Drug Application (IND), under a Biological License Application (BLA), under a Marketing Authorization Application (MAA), or for compassionate use of Client Product.

ARTICLE 5 FORECASTS AND ORDERS

5.1.
Forecasts.
(a)
General. In order to assist LTI with its capacity, procurement and manufacturing planning, Client agrees to provide LTI with rolling forecasts of Client’s anticipated requirements for quantities of Vector (based on the defined units of ordering specified in Exhibit C) during the Term, in accordance with the provisions of this Article 5(each, a “Forecast”). All Forecasts provided by Client shall be good faith estimates of Client’s (and should incorporate its Affiliates’, Subcontractors’, and Licensees’) anticipated requirements for Vector during the relevant period. Client agrees to use Commercially Reasonable Efforts in preparing all Forecasts to minimize variances between Forecasts. Each Forecast shall be duly signed by an authorized representative of Client and submitted in writing to LTI, by mail or email, and shall supersede any prior Forecasts to the extent the Forecast period overlaps with such prior Forecasts. Any modifications to the Forecast will be subject to the provisions set forth in Section 5.1(e).

(b)
Rolling Quarterly Forecast in the Firm Zone. Client shall [****]. For clarity, all forecasted demands for Vector during the Firm Zone shall constitute a binding commitment by Client to submit corresponding Purchase Orders for Vector.
(c)
Long-Term Forecast. In addition to the Firm Zone, each Forecast shall contain forecasted demand for Vector to be Delivered [****] to provide a non-binding rolling Forecast of Client’s anticipated demand for Vector beyond the Firm Zone for the purposes of assisting LTI with its capacity and manufacturing planning for Vector during such period.
(d)
Forecasts Due Periodically. In the event that LTI has failed to receive an updated Forecast for any relevant forecast period within the times or by the dates provided herein, LTI shall notify Client of such failure and, if Client fails to respond with an updated Forecast [****].
(e)
Permitted Forecast Changes. Client may [****]. In instances where the Forecast increase for a given quarter [****], LTI must provide written consent, which consent shall not be unreasonably withheld and which shall be provided [****]. For clarity, changes for any Calendar Quarter within the Firm Zone shall not be permitted.

5.2 Volume Limitations. Subject to Client’s adherence to its Forecast obligations pursuant to Section 5.1 above, LTI shall meet the demands of any Purchase Orders (as defined below) that are made by Client, in compliance with the Forecasts. LTI shall not be obligated to supply Client with quantities of Vector [****]. Acceptance of such alternative date shall in no way impact any rights Client may have under Section 5.5 as it relates to the original scheduled Delivery date.

5.3 Purchase Orders; Minimum Purchase Requirement.

(a)
Purchase Orders. Client shall order Vector by submitting written purchase orders to LTI, in such form as the Parties may agree from time to time and in accordance with the provisions of this CMSA (each, a “Purchase Order”). All Purchase Orders (and any related acceptances or objections by LTI) may be delivered electronically or by other means to LTI’s applicable project management representative or to such location as LTI shall reasonably designate from time to time. Each Purchase Order will specify the quantity of Vector ordered based on the defined units of ordering specified in Exhibit C, the desired Delivery date(s) consistent with the Forecast, on which Vector will be made available to Client for pick-up by Client's designated carrier or freight forwarder, the relevant ship-to address, and any special shipping instructions. [****]. Each Purchase Order submitted by Client shall be governed exclusively by the terms and conditions of this CMSA and the applicable Commercial Quality Agreement. Unless expressly set forth and agreed to in writing by both Parties, none of the terms and conditions set forth on any Purchase Order, order form, invoice, acceptance, objection or similar document shall change or modify the terms and conditions of this CMSA, and the Parties hereby agree that the terms and conditions of this CMSA shall supersede any conflicting term or condition set forth in any Purchase Order, order form, invoice, acceptance, objection or similar document furnished by Client to LTI or by LTI to Client, as the case may be.
(b)
Acceptance; Rejection. [****] of a Purchase Order, LTI shall issue a written acknowledgment (“Acknowledgment”) that it accepts or rejects such Purchase Order which may be given via e-mail. Each acceptance Acknowledgment shall either confirm the requested Delivery date set forth in the Purchase Order or set forth a reasonable alternative Delivery date, but which in no instance would be outside of the applicable forecasted quarter. [****]. In the event that LTI does not issue an Acknowledgement in writing [****] of the Purchase Order delivered by Client, the Purchase Order shall be deemed confirmed by LTI.
(c)
Minimum Purchase Requirement. Except in instances where there is either a delay in manufacturing Vector or a failure to manufacture Vector attributable to a cause outside of the control of Client, beginning the second Calendar Year, in the event Client’s aggregate purchases of Vector from LTI under this CMSA in any Calendar Year during the Term is less than the amount shown in Exhibit I (the “Minimum Purchase Requirement”), then LTI shall invoice Client for an amount equal to the Minimum Purchase Requirement shortfall and Client [****] of the invoice date. If Client orders more than the Minimum Purchase Requirement in any given Calendar Year, the Minimum Purchase Requirement for the following Calendar Year shall be reduced by the excess amount ordered.

(d)
Client-Specific Plasmids. Client shall order Client-Specific Plasmids under this CMSA by (i) including the Client-Specific Plasmids within a Vector Purchase Order that has been placed pursuant to this Article 5, or (ii) by submitting a standalone written purchase order or statement of work that contains the quantity and the cost. LTI (or an Affiliate or subcontractor of LTI) shall manufacture Client-Specific Plasmid batches and LTI is responsible for ensuring such Client-Specific Plasmid batches conform to all applicable standards, regulations, laws and specifications for such Raw Materials. If it is determined that the batch of Client-Specific Plasmid is non-conforming to such standards for Raw materials, LTI shall re-manufacture the Client-Specific Plasmid at no cost to Client. LTI shall notify Client if stock of Client-Specific Plasmid reaches its minimum (or maximum) quantity as agreed by the parties (or as required for LTI to ensure meeting its production obligations under this CMSA).

5.4 PPQ Batches. The Parties agree that Client shall be permitted to utilize PPQ Batches for the Permitted Use, provided that: [****]. If the preceding four (4) conditions have been met, Parties agree that the PPQ Batches shall be governed by the terms and conditions of this CMSA, inclusive of the Permitted Use, but only as it relates to commercial activities. For purposes of clarity, [****] shall govern the PPQ Batches for all activities prior to commercial use of the PPQ Batches.

5.5 Safety Stock; Supply Failure; Technology Transfer

(a)
Safety Stock. [****].
(b)
Supply Failure. Contingent upon Client’s adherence to its obligations in accordance with this CMSA, LTI shall ensure continuous supply of Vector to Client during the Term. In the event that LTI fails to Deliver [****] Vector batches set forth in any Purchase Order on or before [****] specified per applicable confirmed Purchase Orders (or a reasonable alternative Delivery date proposed in the Acknowledgement which has been agreed upon by both Parties in writing, if applicable) (“Late Delivery”), Client will issue a notice of potential Late Delivery to LTI. In the event that a Late Delivery issue is not rectified [****] of Late Delivery, LTI shall be considered to be in “Supply Failure” status. Further, [****] LTI shall also be considered to be in Supply Failure. Without limiting its obligations herein, LTI shall, [****] inform Client of any known or anticipated events or conditions that may result in such a Late Delivery or Supply Failure and immediately investigate the causes for such delay and keep Client informed of discoveries and actions being performed to remediate or address such causes. [****]. In the event of a Supply Failure or an instance where LTI has notified Client that a Supply Failure or Late Delivery shall not be curable within the timelines set forth within this CMSA, [****].
(c)
Technology Transfer to an LTI Affiliate.

(1) During the Term of the CMSA, [****]. If requested, LTI shall deliver such draft SOW to Client [****]. Client may elect to approve such SOW in order to proactively develop or implement the plan for an Affiliate Technology Transfer, but shall have no obligation to do so.

(2) In instances of a Supply Failure, or a Force Majeure event that is not cured within the specified time period set forth in Section 15.2(c), [****]. Following receipt of the written approval from Client and any associated SOWs, LTI shall initiate the Affiliate Technology Transfer [****] and shall use Commercially Reasonable Efforts to complete the Affiliate Technology Transfer [****].

(d)
Technology Transfer to Client. In instances of a Supply Failure that is not remedied as set forth in Section 5.5(b) or Section 5.5(c), a Termination for Cause as set forth in Section 15.2, or if LTI declines to renew this CMSA under the terms of Section 15.1, Client shall have the right, but not the obligation, to initiate a technology transfer to Client (“Client Technology Transfer”). If Client elects to initiate a Client Technology Transfer, it shall first provide LTI with a written notice requesting a Client Technology Transfer and identifying the Client receiving site to which the technology will be transferred. LTI will provide its approval of the selected Client receiving site [****], with such approval not to be unreasonably withheld, along with a SOW containing cost and time estimates.
(e)
Technology Transfer to a Third Party Organization. Solely in the instance where LTI declines to renew this CMSA under the terms of Section 15.1, [****]. Client agrees to take all necessary steps to ensure that the Third Party is bound by confidentiality terms no less stringent that those in this CMSA, and that any LTI Technology can only be utilized in the manufacturing of Vector.

(f)
Technology Transfer and License. In the case of a Client Technology Transfer or Third Party Technology Transfer, [****]. LTI shall initiate the technology transfer within [****] any associated SOWs have been mutually agreed upon and executed in writing, and shall use its Commercially Reasonable Efforts to complete the Client Technology Transfer or Third Party Technology Transfer [****]. The technology transfer shall be deemed to be completed upon achievement of the tasks that are assigned to LTI within any SOWs, and LTI shall not be responsible for any delays caused by the receiving site actions or inactions. The receiving site representatives shall have the right to make technical visits to the Facility for the purpose of the technology transfer. The Parties shall also negotiate in good faith a license to LTI Technology required to effectuate such Client Technology Transfer or Third Party Technology Transfer (as applicable).

ARTICLE 6 DELIVERY

6.1.
Delivery; Shipment; Long-Term Storage Fee.
(a)
Each quantity of Vector ordered by Client in a particular Purchase Order pursuant to this CMSA shall be delivered [****], on or before the mutually agreed date of delivery (“Delivery”).
(b)
Each shipment of Vector will be picked up by Client’s designated carrier on the agreed delivery date(s) confirmed by LTI for the applicable Purchase Order during normal business hours (Monday to Friday, excluding statutory holidays) unless special arrangements are agreed to by LTI in writing. [****]. Alternatively, upon Client’s written request, LTI will make all necessary shipping arrangements on behalf of Client with a carrier designated by Client. Client will provide LTI with a list of approved carriers. As between the Parties, [****].
(c)
Upon Delivery, [****]. If Client’s carrier is tendered a shipment of Vector which is not in suitable condition or shows a deficiency in quantity or secondary packaging, it shall notify LTI immediately. Any shipment which has been tendered to the carrier intact and is released by the carrier, in whole or in part, in a damaged condition, or shows a deficiency in quantity or secondary packaging, or is lost or destroyed subsequent to such tender to the carrier, shall be conclusively presumed to have been lost, damaged or destroyed by the carrier unless Client can establish otherwise by clear and convincing evidence.
(d)
LTI shall have Vector appropriately labelled with a traceable lot or batch number and packaged for shipping in commercial packaging materials in compliance with Agreed Standards, Specifications, LTI’s standard procedures, and the applicable Commercial Quality Agreement.
(e)
Quantities actually Delivered to Client (or Client’s designee) pursuant to an accepted Purchase Order may not vary from the [****]. In the event that Client consents to accept Delivery of less than the quantity of Vector in an accepted Purchase Order, LTI shall include, in the next Delivery, any quantity ordered pursuant to an accepted Purchase Order but not actually Delivered on the designated Delivery date. If such amount Delivered is less than what was originally ordered, LTI shall, at Client’s option, initiate the remanufacture of Vector as promptly as possible, but in no instance [****].
(f)
Long-Term Storage Fees. Client shall [****] accept delivery of Vector, after which time LTI shall have the right to charge a long-term storage fee (the “Long-Term Storage Fee”). LTI may request in writing that Client accept delivery of any Vector (or Client Materials or Client-Specific Plasmids) that is being stored by LTI, at which time Client shall provide disposition instructions [****] regarding shipment to Client at Client’s expense, or Vector destruction by LTI. If Client does not respond to such written request regarding shipment of stored Vector (or Client Materials or Client-Specific Plasmids), LTI shall send a second notice and may store such material at the then established Long-Term Storage Fee for [****] at Client’s sole cost. If Client has still not responded at the conclusion of this period, LTI may dispose of Vector and shall have no further obligations regarding storage of Vector.

6.2 Title and Risk. [****].

6.3 Partial Delivery. With Client’s specific prior written consent, LTI may make partial shipment against Purchase Orders, to be separately invoiced with each shipment and paid for when due in accordance with this CMSA.

6.4 Certificates. LTI shall include proper release certificates, certificates of compliance, and/or certificates of analysis with all shipments of Vector, as applicable, in accordance with the requirements of the Commercial Quality Agreement.

ARTICLE 7 ACCEPTANCE AND REJECTION

7.1.
Acceptance Testing. Client (or Client’s designated recipient of Vector) will promptly upon receipt visually inspect each shipment of Vector delivered hereunder to (i) determine whether such Vector is damaged and (ii) verify that the quantity of Vector contained in such shipment conforms with the Purchase Order and applicable shipping documentation. Further, Client shall have [****] of each shipment of Vector hereunder to perform incoming quality control testing on each shipment of Vector in accordance with Client-approved quality control procedures, as set forth in the Specifications or Commercial Quality Agreement, as applicable (the “Testing Methods”), to verify conformance with Specifications. For the avoidance of doubt, Client shall have no obligation under this Section 7.1 to inspect or check the contents of Vector other than as in accordance with the agreed Testing Methods, save as prescribed by Applicable Laws. The Parties acknowledge that in addition to certain acceptance testing being performed by LTI pursuant to this CMSA, Client will also conduct additional tests necessary for its own internal release of the Vector. In an instance where a specific batch of Vector fails these additional Client administrated tests, [****] LTI agrees to cooperate with Client in an expeditious manner to determine the root cause.
7.2.
Non-Conforming Vector. Client shall have the right to reject any shipment of Vector that does not conform with the applicable Vector Warranty at the time of Delivery when tested in accordance with the Testing Methods (each, a “Non-Conforming Vector”). Except in the case of latent defects as described in Section 7.3, each shipment of Vector shall be deemed accepted by Client if Client does not provide LTI with written notice of non-conformance (a “Non-Conformance Notice”) within [****] of the relevant shipment of Vector, describing the reasons for the rejection and the non-conforming characteristics of such Non-Conforming Vector in reasonable detail. Once a Delivery of Vector is accepted or deemed accepted hereunder, Client shall have no recourse against LTI in the event any such Vector is subsequently deemed unsuitable for use for any reason, except for Vector that does not conform to the Vector Warranty after [****] due to a latent defect in the Vector that could not be detected through the performance of the Testing Methods.
7.3.
Latent Defects. Client shall have the further right to reject such quantities of Vector accepted or deemed accepted pursuant to Section 7.2above by providing a Non-Conformance Notice on the grounds that all or part of the shipment fails to comply with the Vector Warranty to the extent such non-conformance could not have reasonably been determined by visual inspection or incoming quality control testing in accordance with Section 7.1, provided that the applicable shelf-life of Vector has not expired and such non-conformance is unrelated to the shipping or storage of Vector after Delivery. Notification to LTI by Client must occur [****] becomes aware or reasonably should have become aware that Vector fails to comply with the Vector Warranty in accordance with the Non-Conformance Notice requirements set forth in Section 7.2.
7.4.
Confirmation. After its receipt of a Non-Conformance Notice from Client pursuant to Section 7.2 or Section 7.3, LTI shall notify Client in writing as soon as reasonably practical whether or not it accepts Client’s basis for rejection, and Client shall reasonably cooperate with LTI in good faith to assess whether such rejection was necessary or justified. Upon LTI’s reasonable request, [****]. If the Parties are unable to agree as to whether a shipment of Vector supplied by LTI hereunder conforms to the applicable Vector Warranty, such question shall be [****].
7.5.
Return or Destruction of Non-Conforming Vector. Client may not return or destroy any batch of Vector until it receives written notification from LTI that LTI does not dispute that such batch fails to conform to the applicable Vector Warranty. LTI will indicate in its notice either that Client is authorized to destroy the Non-Conforming Vector, or that LTI requires return of the Non-Conforming Vector. Upon written authorization from LTI to do so, Client shall promptly destroy the Non-Conforming Vector and provide LTI with written certification of such destruction. Upon receipt of LTI’s request for return, Client shall promptly return the Non-Conforming Vector to LTI at LTI’s cost.

7.6.
Replacement or Refund. Client [****]. If Client pays in full, or in part, for a shipment of Vector and subsequently properly rejects such shipment in accordance with Section 7.2or Section 7.3, [****], initiate the manufacturing to replace and Deliver to Client an amount of Vector that conforms to the requirements of this CMSA at no additional cost to Client. Excluding such obligations set forth under Article 13 (Indemnification) or in instances of a Supply Failure, Client acknowledges and agrees that Client’s rights to a refund or credit for, or to receive replacement of, properly rejected shipments of Non-Conforming Vector hereunder shall be Client’s sole and exclusive remedy, and LTI’s sole obligation, with respect to Non-Conforming Vector delivered hereunder provided LTI has adhered to the terms of this Section 7.6. For clarity, and without limiting the generality of the foregoing, if the non-conformity of any Non-Conforming Vector is the result of non-conformity of any Client Material, or if Client elects to take delivery of the Non-Conforming Vector for clinical use, then Client shall not be entitled to the foregoing remedy. Furthermore, if Client elects to take delivery of any Non-Conforming Vector for use in non-clinical research purposes only, a mutually agreed commercially reasonable fee for such Non-Conforming Vector shall be paid by Client to LTI, and LTI shall not support any requests for information (e.g., including any support to be provided under Sections 4 and 6.4) that would be applicable to clinical use of such Non-Conforming Vector.

ARTICLE 8 FINANCIAL TERMS

8.1.
Upfront Payment. Following execution of this CMSA and [****], and as consideration for, among other things (i) the right to use Vector and/or related LTI Technology; (ii) LTI’s obligation to supply Vector and/or related LTI Technology for the Permitted Use; and (iii) LTI’s support of Client’ development, regulatory and commercialization efforts for any Client Product(s), Client will pay to LTI [****] (the “Upfront Fee”). For purposes of clarity, this Upfront Fee shall be payable only once and shall not be tied to any additional Client Products that may be subsequently added to this CMSA.
8.2.
Regulatory Submission Fee. At the time of each first regulatory submission of a Biologics License Application (“BLA”), Market Authorization Application (“MAA”) or its equivalent, in each of (a) the US, (b) the EU, and (c) Asia for a Client Product manufactured using Vector, Client shall pay regulatory submission fees (each a “Regulatory Submission Fee”) as follows: [****] For clarity, each additional unique Client Product will be subject to Regulatory Submission Fees on a Product-by-Product basis. No Regulatory Submission Fee shall be paid more than once for the same Client Product per applicable jurisdiction.
8.3.
Regulatory Approval Fee. At the time of each first regulatory approval of a BLA, MAA or its equivalent, in each of (a) the US, (b) the EU, and (c) Asia for a Client Product manufactured using Vector, Client shall pay regulatory approval fees (each a “Regulatory Approval Fee”) as follows: [****] For clarity, each additional unique Client Product will be subject to Regulatory Approval Fees on a Product-by-Product basis. No Regulatory Approval Fee shall be paid more than once for the same Client Product per applicable jurisdiction.
8.4.
Pricing.

(a)
Price. LTI agrees to sell and Deliver and Client agrees to purchase Vector under and in accordance with this CMSA at the Price listed for each Vector on Exhibit F (the “Price”).
(b)
Price Adjustments. LTI shall be entitled to modify Prices for any Vector as set forth in Exhibit F on or after the commencement of each Calendar Year during the Term in accordance with this Section 8.4(b), provided that there shall not be more than one (1) Price increase with respect to the same Vector in any given Calendar Year during the Term and such increase shall be [****].
(c)
Price Adjustments Resulting from Changes. [****].

8.5 Payment Terms. The payment terms for all payments made by Client for purchased Vector shall be as follows:

(a)
Upon receipt of each Purchase Order, LTI shall invoice Client [****] in accordance with this CMSA. LTI shall invoice Client for the remaining balance upon Delivery of Vector to Client.
(b)
Except as otherwise provided herein, all undisputed and properly due payments are payable [****] Client’s receipt of each invoice, such invoices to be issued by LTI.
(c)
Client shall make all payments by wire transfer or electronic fund transfer in immediately available funds to an account designated by LTI. All payments by Client to LTI under this CMSA shall be made in US dollars.
(d)
All Prices stated under this CMSA shall be stated exclusive of any and all taxes, duties, tariffs, levies, fees or other charges.
(e)
Without prejudice to any other right or remedy available to LTI, LTI reserves the right [****]. Client acknowledges that failure to cure [****] by LTI shall constitute a material breach.
(f)
Except as expressly provided herein, Client shall not exercise any right of setoff, net-out or deduction, take any credit, or otherwise reduce the balance owed to LTI with respect to any payments under this CMSA, unless the Parties otherwise agree or until Client has obtained a final and non-appealable judgment against LTI in the amount asserted by Client.

8.6 Taxes. All payments made under this CMSA shall be free and clear of any and all taxes, duties, tariffs, levies, fees or other charges, except for withholding taxes. Each Party shall be entitled to deduct from its payment to the other Party under this CMSA the amount of any withholding taxes required to be withheld, to the extent paid to the appropriate governmental authority on behalf of the other Party (and not refunded or reimbursed). Each Party shall deliver to the other Party, upon request, proof of payment of all such withholding taxes. Each Party shall provide reasonable assistance to the other Party in seeking any benefits available to such Party with respect to government tax withholdings by any relevant law, regulation or double tax treaty.

8.7 Right to Suspend. Without prejudice to any other right or remedy available to LTI, LTI shall have the right to suspend its performance under this CMSA if and to the extent Client materially fails to perform its payment obligations for undisputed payments under this CMSA. For the avoidance of doubt, the failure by Client to make timely undisputed payments of any material, undisputed amount that is properly due LTI under this CMSA shall constitute a material failure of Client to perform its payment obligations under this CMSA.

ARTICLE 9 INSPECTION

9.1.
Facility Audits. Upon commercially reasonable notice (to be provided [****]) and during LTI’s normal business hours, not more often than [****] this CMSA, Client may inspect those portions of LTI’s Facilities that are used to manufacture, store or conduct testing of Vector to determine compliance with Agreed Standards, Applicable Laws and the applicable Commercial Quality Agreement. All personnel performing the audit on behalf of Client shall comply with the applicable rules and regulations for workers at such Facilities. In addition, prior to any such audit, Client will ensure that any representatives of Client are bound by terms of confidentiality and non-use with LTI at least as restrictive as set forth in this CMSA in order to protect any LTI Confidential Information that will be disclosed or otherwise made accessible during such audit. All audits shall be conducted in a manner that is intended to minimize disruption to the operations at such Facility. LTI shall promptly address and correct any deviations from Agreed Standards, Applicable Laws and/or the provisions of the applicable Commercial Quality Agreement identified in connection with such inspections.
9.2.
Exempt Documentation. LTI reserves the right, at its sole discretion, to exempt certain documentation from such audit described in Section 9.1 if and to the extent this is reasonably required in order to protect LTI’s trade secrets in LTI Technology and/or other LTI Intellectual Property Rights or Third Party Intellectual Property rights. Documentation specifically related to Client Product or necessary from a quality perspective to assess the services being performed under this CSMA will not be exempted pursuant to this Section 9.2. For documentation that is not related to

Client Product or services being performed under this CSMA, if such exemption will have a material impact on the scope of a representative’s inspection, the Parties will discuss in good faith other means to provide sufficient information to such representative.
9.3.
Inspection by Regulatory Authority. LTI shall permit inspections of the LTI Facility by Regulatory Authorities and shall respond to any notices or requests for information by Regulatory Authorities inclusive of for any import or export license, registration or pending registration for manufacturing of Vector during the Term. LTI shall permit representatives of any applicable Regulatory Authority to access, at any reasonable time during normal business hours, any and all relevant records, information, and personnel at the Facility. To the extent that a Regulatory Authority raises any issue during or following a Regulatory Authority inspection that would be reasonably likely to adversely affect the suitability of Vector for any Permitted Use, LTI shall promptly advise Client in writing of such issue. The Parties will promptly give written notice to each other in advance of any scheduled inspection of the Facility by a Regulatory Authority.
9.4.
Cost of Audits and Inspections. Client shall reimburse LTI for all reasonable out-of-pocket expenses reasonably incurred by LTI as a direct result of Facility audits and/or inspections pursuant to Sections 9.1 and 9.3 solely to the extent that they relate to the review of a Client Product. For clarity, Client shall not be liable for any costs and expenses incurred by LTI to correct deficiencies of LTI manufacturing procedures in order to comply with Agreed Standards, Applicable Laws, or the applicable Commercial Quality Agreement, or inspection related to a Third Party vector.
9.5.
Serious Breach. In certain locations, local regulations require the reporting of scientific misconduct, significant deviations or non-compliance with cGMP and/or study protocol to a Regulatory Authority. If such non-compliance or deviation is deemed a “Serious Breach” within the meaning provided in the application regulation, Client will report it to the Regulatory Authority. If a potential Serious Breach is identified by LTI, LTI shall promptly communicate and escalate it to Client [****] and provide further information [****]. Any disagreements regarding Serious Breach reporting will be escalated to management for resolution.

ARTICLE 10 INTELLECTUAL PROPERTY

10.1.
Existing Intellectual Property. Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own all rights, including all Intellectual Property Rights, in and title to its technology existing as of the Effective Date or developed during the Term but outside the scope of this CMSA, without conferring any interests therein on the other Party. Without limiting the generality of the preceding sentence, as between the Parties, the [****], and LTI shall not acquire any right, interest in or title to Client Technology and Client Product (and any Intellectual Property Rights thereof) by virtue of this CMSA or otherwise.
10.2.
Limited License.
(a)
LTI hereby grants to Client, subject to all the terms and conditions of this CMSA, a limited, non-exclusive, royalty-free right and license under LTI Technology incorporated or embodied in Vector supplied hereunder, solely to use such Vector for the Permitted Use. The foregoing license shall be sub-licensable through multiple tiers to Affiliates and to Licensees of Client and to Client’s, its Affiliates’, and its Licensees’ respective Subcontractors (but not to provide any LTI Confidential Information to LTI Direct Competitors) solely in conjunction with the use of such Vector for the Permitted Use, provided however that Subcontractors shall not have the right to grant sublicenses under LTI Technology. For the avoidance of doubt, the license granted to Client under this Section 10.2(a) conveys no right to Client, its Affiliates, Subcontractors or Licensees to use LTI Technology to make, have made, import, have imported, offer for sale and/or sell any Vector. For Vector that has been Delivered or ordered under this CMSA, this license shall survive the expiration or termination of this CMSA, provided that Client has complied with all of its obligations under this CMSA, including but not limited to making payment when due.

(b)
Client hereby grants to LTI, subject to all the terms and conditions of this CMSA, a limited, non-exclusive, royalty-free right and license under Client Technology incorporated or embodied in Vector supplied hereunder, solely to manufacture and supply such Vector for Client. The foregoing license shall be sub-licensable to Affiliates of LTI and its respective Subcontractors solely in conjunction with the manufacture and supply of such Vector, provided however that Subcontractors shall not have the right to grant sublicenses under Client Technology. For the avoidance of doubt, the license granted to LTI under this Section 10.2(b) conveys no right to LTI, its Subcontractors or Affiliates to use Client Technology to make, have made, import, have imported, offer for sale and/or sell any Vector except to Client.
10.3.
Notification. Each Party will promptly notify the other Party in writing upon such Party’s receipt of any written claim or demand from any Third Party alleging that the practice of LTI (or Client, as applicable) Technology infringes such Third Party’s Intellectual Property Rights, or such Party’s receipt of written notice of the initiation of any legal action or other legal proceeding by any Third Party alleging that the practice of LTI (or Client, as applicable) Technology infringes such Third Party’s Intellectual Property Rights.
10.4.
Disclaimer. Except as otherwise expressly provided herein, nothing contained in this CMSA shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as:

(i) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any portion of its technology or Intellectual Property Rights, or (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance.

ARTICLE 11 WARRANTIES

1.
Vector Warranty. Subject to Section 11.4 below, LTI warrants, represents and covenants to Client, that Vector Delivered hereunder will:
(a)
be manufactured in [****]
(b)
at the time of Delivery, [****]
(c)
at the time of Delivery, not be adulterated, misbranded, or mislabeled under Applicable Laws,
(d)
other than as set forth in this CMSA, be free and clear of any lien or encumbrance, provided that all fees due (pursuant to Sections 8.1 through 8.4) and Prices payable (pursuant to Sections 8.5 and 8.6) have been paid in full; and
(e)
(collectively, the “Vector Warranty”), provided, however, that LTI shall have no [****]. Further, Client’s rights of refund and replacement set forth in Article 7 shall not apply to any Vector that is non-conforming due to: (i) [****]. Client’s sole and exclusive remedy for LTI’s breach of this Vector Warranty is as expressly set forth in Section 7.6.

11.2 Additional LTI Representations, Warranties, and Covenants. LTI further represents, warrants and covenants to Client as follows:

(a)
As of the Effective Date and during the Term, LTI and its Affiliates and Subcontractors have the scientific, technical and other requisite competencies, and full right and power to perform the obligations set forth in this CMSA;
(b)
That it has, and will continue to maintain, all necessary licenses, permits, and approvals required by Applicable Laws in connection with the manufacture of Vector;
(c)
As of the Effective Date and during the Term, [****];
(d)
That LTI shall use [****].
(e)
As of the Effective Date, [****];

(f)
To LTI’s knowledge on the Effective Date or on the Delivery date of Vector, there are no agreements between

LTI and a Third Party that would result in any payment obligation on Client for royalties or license fees with respect to the Permitted Use of such Vector other than any listed on Exhibit E, as amended from time to time consistent with Section 11.5(b); and
(g)
That neither it nor its Affiliates or Subcontractors will in the performance of its obligations under this CMSA use the services of any person debarred or suspended by FDA as described in 21 U.S.C. §335(a) or (b). LTI agrees to promptly notify Client in writing if LTI or any of its Affiliates, employees, or Subcontractors are debarred by FDA or other governmental entities. LTI further covenants, represents and warrants that neither it, nor any Affiliate or Subcontractor currently has hired, and will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act; and
(h)
That it (i) has the full right and authority to enter into this CMSA, (ii) has obtained all necessary corporate approvals to enter and execute this CMSA, (iii) is not aware of any impediment that would inhibit its ability to perform its obligations under this CMSA, and (iv) will not enter into agreements with third parties that would prevent LTI from meeting the Forecast.

11.3 Client Representations, Warranties, and Covenants. Client hereby represents, warrants and covenants to LTI as follows:

(a)
As of the Effective Date and during the Term, Client has the scientific, technical and other requisite competencies, and full right and power to perform the obligations set forth in this CMSA;
(b)
That the Specifications of Vector will be adequate and Vector (including its packaging and labelling) will be suitable for Client’s Permitted Use for such Vector prior to any commercial sales;
(c)
To Client’s knowledge on the Effective Date and on the date of Delivery of a Vector, Client owns all right, title, and interest in and to, or otherwise possesses all necessary rights and licenses to, Client Technology and Client Intellectual Property Rights, required for LTI [****] Client Materials in the manufacture of Vector for Client’s Permitted Use;
(d)
That Client shall use [****].
(e)
On the Effective Date and on the date of Delivery of a Vector, Client has not received any written communication from any Third Party alleging that the manufacture, use, sale, offer for sale or import of [****] Client Material infringes any Third Party patent or misappropriates any other Third Party Intellectual Property Rights;
(f)
During the Term, Client shall use, and will cause its Affiliates, Licensees, and Subcontractors to use Vector in accordance with all Applicable Laws and all requirements of Regulatory Authorities; and
(g)
That (i) it has the full right and authority to enter into this CMSA, (ii) it has obtained all necessary corporate approvals to enter and execute this CMSA, and (iii) that it is not aware of any impediment that would inhibit its ability to perform its obligations under this CMSA.

11.4 Disclaimer.

(a)
EXCEPT AS EXPRESSLY SET FORTH IN THIS CMSA, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF CLIENT PRODUCT.
(b)
Notwithstanding the generality of clause [****].

(c)
In no event shall LTI or its Affiliates be responsible or liable for any non-conformance or other defects in Vector, including any non-conformance with the warranties in Section 11.1 and 11.2,to the extent resulting from accident, improper use, handling, storage, transportation, or disposal of Vector after Delivery thereof (including without limitation failure to use Vector in accordance with the terms of this CMSA or Specifications).

(d)
LTI’s warranty under Section 11.2 [****]. Notwithstanding any of the above, [****].

11.5 Remedies.

(a)
Excluding potential liabilities set forth in Article 12 and Article 13, [****].
(b)
[****].

ARTICLE 12 LIMITATION OF LIABILITY

12.1.
General. Nothing in this CMSA shall exclude or in any way limit either Party’s liability for:

(a)
death or personal injury caused by its gross negligence or wilful misconduct, or that of its Affiliates, Licensees, or Subcontractors, or its and their respective officers, directors, employees, consultants and agents, (to the extent the same may not be excluded or limited as a matter of law);
(b)
fraud or fraudulent misrepresentation by it or its Affiliates, Licensees. or Subcontractors, or its and their respective officers, directors, employees, consultants and agents (to the extent the same may not be excluded or limited as a matter of law); or
(c)
any other liability to the extent the same may not be excluded or limited as a matter of law;
12.2.
Applicability. The limitations and exclusions of liability set out in this Article 12 shall also apply in favor of the Parties’ Affiliates, Licensees and Subcontractors, and their respective officers, directors, employees, consultants and agents.
12.3.
Limitation of Liability. Subject to Section 12.1 above, except for liability for damages resulting from: (i) breach of the confidentiality obligations described in Article 14; (ii) misappropriation or infringement by a Party of the other Party’s Intellectual Property Rights; or (iv) gross negligence or wilful misconduct:
(a)
IN NO EVENT SHALL A PARTY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR EXPENSES, INCLUDING LOSS OF PROFITS, REVENUE, DATA, OR USE, WHETHER IN AN ACTION IN CONTRACT OR TORT (INCLUDING ERRORS OR OMISSIONS OR BREACH OF WARRANTY), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND
(b)
OTHER THAN [****].
12.4.
Indirect or Consequential Damages. LTI will not in any event be liable for increased manufacturing costs, downtime costs, purchase of substitute products, lost profits, revenue, or goodwill, or any other indirect incidental, special, or consequential damages caused by a breach of the Vector Warranty or the warranties in Section 11.2.
12.5.
No Liability for Clinical Trials or Client Product. Except in the case of Latent Defects or as otherwise expressly stated elsewhere in this CMSA, [****]).

ARTICLE 13 INDEMNIFICATION; INSURANCE

13.1.
Indemnification by LTI. Subject to the limitations set forth in Article 12 above, [****]. This indemnity will not apply to the extent that these Losses are those for which Client is obliged to indemnify the LTI Indemnitees under 13.2.

13.2.
Indemnification by Client. Subject to the limitations set forth in Article 12 above, Client will save, defend and hold harmless LTI, its Affiliates, Subcontractors and their respective officers, directors, employees, consultants and agents (each a “LTI Indemnitee” and collectively, “LTI Indemnitees”) from and against any and all Losses to which any such LTI Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: [****].
13.3.
Indemnification Procedure.

(a)
In the case of a claim or demand made by any Third Party who is not a Party to this CMSA (or an Affiliate thereof) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this CMSA, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party claim (and specifying in reasonable detail the factual basis for the Third Party claim and, to the extent known, the amount of the Third Party claim) promptly after becoming aware of such Third Party claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually materially prejudiced as a result of such failure.
(b)
If a Third Party claim is made against an Indemnitee, then the Indemnitor will be entitled, within thirty (30) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party claim, to assume the defense thereof, at the expense of the Indemnitor, by providing written notice to Indemnitee of its intention to assume the defense of such Third Party claim within such thirty (30) day period with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of such Third Party claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided however, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and an Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for all Indemnitees where a conflict a conflict of interest is found to exist. If the Indemnitor assumes the defense of any Third Party claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party claim, the Indemnitor will promptly supply to the Indemnitee copies of all material correspondence and documents relating to or in connection with such Third Party claim and keep the Indemnitee reasonably informed of developments relating to or in connection with such Third Party claim, including when reasonably requested in writing by the Indemnitee (including providing to the Indemnitee updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control by written acknowledgement of the defense of any Third Party claim within the thirty (30) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor (but limited to the reasonable legal fees and expenses of one counsel for all Indemnitees, except for separate local counsel), after five (5) business days’ written notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party claim, exercising reasonable business judgment; provided, however, that Indemnitee shall not compromise and settle any Third Party claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)
In no event may the Indemnitor compromise or settle any Third Party claim in a manner which admits fault or negligence on the part of the Indemnitee, or requires the Indemnitee to make any payments, without the prior written consent of the Indemnitee. Without limiting the foregoing, if the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party claim and unconditionally and irrevocably releases the Indemnitee completely from all Losses in connection with such Third Party claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment) that provides for injunctive or other nonmonetary relief affecting the Indemnitee.
(d)
Notwithstanding anything to the contrary contained herein, an Indemnitee shall be entitled to assume the defense of any Third Party claim with respect to the Indemnitee upon written notice to the Indemnitor pursuant to this Section 13.3(d) in which case, the Indemnitor shall be relieved of liability under Section 13.1 or 13.2, as applicable, solely for such Third Party claim and related Losses. For the avoidance of doubt, this Section 13.3(d) shall not apply to the Indemnitee’s assumption of, or participation in, the defense as permitted pursuant to Section 13.3(b).
13.4.
Insurance.

(a)
Required Coverages. Each Party will maintain at its sole expense an adequate amount of commercial general liability and product liability insurance, throughout the Term and for a period of three (3) years thereafter, to protect against potential liabilities and risk arising out of activities to be performed under this CMSA (and any Commercial Quality Agreement related hereto) upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the industry for the activities to be conducted by such Party under this CMSA. Client shall insure against personal injury, physical injury or property damage arising out of the pre-clinical, clinical (upon filing of an Investigational New Drug application or Clinical Trial Application or similar application) and commercial (upon acceptance of a Biologics License Application or Marketing Authorization Application or similar application) manufacture, sale, use, distribution or marketing of Client Product manufactured in connection with this CMSA. LTI shall insure against personal injury, physical injury or property damage arising out of manufacturing and supply of Vector under this CMSA. Each Party shall at its sole expense procure and maintain the following insurance coverages with reputable carriers rated A- or better and authorized in the relevant jurisdictions:

(i) [****], which can be evidenced by a combination of primary and excess, or umbrella liability policies.

(ii) [****] per claim and aggregate, covering also product use, testing, and third-party administration, including difference in limits coverage above any locally admitted clinical trials liability policy.

(iii) If applicable to Client Product [****].

(b)
Protection of LTI. [****]. The policies shall provide worldwide coverage, including all jurisdictions where Client Product is manufactured, tested, used, or marketed; provide coverage for tort liability assumed in this insured contract, including indemnity obligations under this CMSA; not contain exclusions for third-party reliance, breach of specifications, or acts or omissions of subcontractors.
(c)
Certificates and Audit Rights. Each Party shall provide Certificates of Insurance upon: (i) initial commercial launch of Client Product; (ii) annual renewal after commercialization of Client Product; and (iii) immediately upon reasonable written request. Each certificate must confirm that no policy will be cancelled or materially changed by the applicable Party without at least [****] prior written notice to the other Party.
(d)
Survival and Enforcement. This Section 13.4 shall survive the expiration or termination of this Agreement for [****]. Its provisions shall take precedence over conflicting language in the Commercial Quality Agreement or related documents. Each Party may enforce compliance via injunctive or equitable relief without bond, and all obligations herein shall bind each Party and its successors, assigns, and legal representatives. In the event of breach by Client of this Section 13.4, LTI may, in its sole discretion, suspend supply of Vector or activities performed by LTI under this CMSA or initiate termination for cause pursuant to Section 15.2.

ARTICLE 14 CONFIDENTIALITY

14.1.
Definition. As used in this CMSA, the term “Confidential Information” means any information disclosed by one Party or its Affiliates, (the “Disclosing Party”) to the other Party or its Affiliates, (the “Receiving Party”), pursuant to this CMSA which is: (i) in written, graphic, machine readable or other tangible form and is marked “Confidential,” “Proprietary,” or in some other manner to indicate its confidential nature; or (ii) oral information disclosed pursuant to this CMSA, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the Disclosing Party within thirty (30) calendar days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the Receiving Party. Notwithstanding the foregoing, the Disclosing

Party’s failure to so mark any of its Confidential Information, whether disclosed in written, graphic, machine readable or other tangible form, or its failure to designate as confidential and reduce to writing any Confidential Information disclosed orally, shall not relieve the Receiving Party of its obligations hereunder with respect to such Confidential Information if its confidential nature would be apparent to a reasonable person in the biotechnology or biopharmaceutical industry, based on the subject matter of such Confidential Information or the circumstances under which it is disclosed.
14.2.
Non-Disclosure and Non-Use. During the Term and [****] thereafter, the Receiving Party shall keep Confidential Information of the Disclosing Party in strict confidence and shall not:

(i) use the other Party’s Confidential Information for any use or purpose except as expressly permitted under this CMSA, the Commercial Quality Agreement or as otherwise authorized in writing in advance by the other Party; or (ii) disclose the other Party’s Confidential Information to anyone other than those of its Affiliates’ or Subcontractors’ directors, officers, employees, agents, contractors, collaborators and consultants, and in the case of Client, also its Licensees (collectively, “Authorized Representatives”) who need to know such Confidential Information for a use or purpose expressly permitted under this CMSA. Each Receiving Party shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the Disclosing Party. Without limiting the foregoing, each Receiving Party shall take at least those measures that it takes to protect its own confidential information of a similar nature (but not less than reasonable measures) and shall ensure that any Authorized Representative of the Receiving Party who is permitted access to Confidential Information of the Disclosing Party pursuant to clause (ii) in the first sentence of this Section 14.2 is contractually or legally bound by obligations of non-disclosure and non-use in scope and content at least as protective of the Disclosing Party’s Confidential Information as the provisions hereof prior to any disclosure of the Disclosing Party’s Confidential Information to such Authorized Representative. The Receiving Party shall be responsible for any breach of this CMSA by its Authorized Representatives.

14.3.
Exceptions. Notwithstanding the above, a Receiving Party shall have no obligations under this Article 14 with regard to any information of the Disclosing Party which the Receiving Party can demonstrate through competent proof: (i) [****]; (ii) [****]; (iv) [****]; or (v) [****].
14.4.
Permitted Disclosure.
(a)
Compelled Disclosure. Notwithstanding the provisions of this Article 14, nothing in this CMSA shall prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent the Receiving Party is legally required or compelled to do so by any governmental investigative or judicial agency or body pursuant to proceedings over which such agency or body has jurisdiction; provided however, that prior to making any such required or compelled disclosure, the Receiving Party shall: (i) assert the confidential nature of the Confidential Information to such agency or body; (ii) promptly notify the Disclosing Party in writing of such order or requirement to disclose; and (iii) cooperate fully with the Disclosing Party in protecting against or limiting any such disclosure and/or obtaining a protective order, confidential treatment and/or any other remedy narrowing the scope of the required or compelled disclosure and protecting its confidentiality. In the event that a protective order, confidential treatment and/or other remedy is not obtained, or if the Disclosing Party waives compliance with the provisions of this CMSA as applied to such required or compelled disclosure, then the Receiving Party may, without liability, disclose the Disclosing Party’s Confidential Information to the extent that it is legally required or compelled to disclose. The Receiving Party will furnish only that portion of the Disclosing Party’s Confidential Information that it is legally required to disclose and will make all reasonable and diligent efforts to obtain reliable assurances that confidential treatment will be afforded to Confidential Information so disclosed. Disclosure of Confidential Information pursuant to this Section 14.4(a) shall not alter the character of that information as Confidential Information hereunder.
(b)
Authorized Disclosure. Notwithstanding the provisions of this Article 14, each Receiving Party (or in the instance of Section 14.4(b)(3), its Affiliates, Licensees or Subcontractors) may disclose Confidential Information, without violating its obligations under this CMSA, to the extent the disclosure is:

(1) in connection with a securities filing;

(2) required for purposes of fulfilling obligations of Regulatory Authorities provided such disclosure only provides such confidential information that is necessary to fulfill the obligations and takes all necessary precautions to ensure that the information remains confidential;

(3) as required in context of furtherance of the Permitted Use;

(4) in confidence, to accountants, attorneys, other professional advisors, banks, and financing sources and their advisors;

(5) in confidence, in connection with the enforcement of this CMSA or rights under this CMSA; or

(6) in the case of Client, to existing or potential acquirers or merger candidates, investment bankers, existing or potential investors, or collaboration partners, in each case, as applicable, for purposes of obtaining financing, negotiating the sale or acquisition of any assets or business or collaborations related to the subject matter under the CMSA, each of whom prior to disclosure will be bound by obligations of confidentiality at least equivalent in scope to those set forth within this CMSA.

14.5.
Publicity. Each Party may disclose the existence of this CMSA, but agrees that the terms and conditions of this CMSA will be treated as Confidential Information of the other Party. Except as otherwise required by Applicable Laws or regulations, or permitted under Section 14.4(b), neither Party shall make any public announcement or press release regarding this CMSA or any terms thereof, or otherwise use the name, logos, trademarks or products of the other Party in any publication, without the other Party’s express prior written consent.
14.6.
Remedies. The Parties acknowledge and agree that the provisions of this Article 14 are necessary for the protection of the business and goodwill of the Parties and are considered by the Parties to be reasonable for such purpose. Each Party agrees that any violation of this Article 14 by it (or its Affiliate, Licensee, or Subcontractor) may cause substantial and irreparable harm to the other Party and, therefore, in the event of any violation or threatened violation of this Article 14 by the Receiving Party, the Disclosing Party shall be entitled to seek specific performance and other injunctive and equitable relief in addition to any other legal remedies available.

ARTICLE 15 TERM AND TERMINATION

15.1.
Term. This CMSA shall enter into force on the Effective Date, and unless earlier terminated by either Party in accordance with the provisions of Section 15.2 or Section 15.3, shall continue for a period of [****] from the Effective Date, and thereafter shall automatically renew for successive [****] periods, unless either Party provides written notice to the other Party of its desire not to renew at least [****] periods prior to the expiration of the then-current term (the initial [****], together with any renewal terms, collectively, the “Term”); provided that any existing Purchase Orders shall be fulfilled by LTI even if the Delivery dates are beyond the Term in which case this CMSA shall continue in effect solely with respect to such existing Purchase Orders until Delivery. In instances where LTI chooses not to automatically renew the Term of this CSMA the provisions of Section 5.5 shall apply.
15.2.
Termination for Cause. Notwithstanding Section 15.1 either Party may, in addition to any other remedies available to it under this CMSA or by law, terminate this CMSA as follows:
(a)
Termination for Material Breach. A Party may terminate this CMSA by providing written notice to the other Party describing the other Party’s material breach and demanding its cure, in the event that the other Party materially breaches a material provision of this CMSA and fails to cure such breach within [****] of receipt of such notice of the breach or, if the breach is not susceptible to cure within such [****] period, if the breaching Party fails to submit to the notifying Party and implement within such [****] period a written remedial action plan reasonably satisfactory to the notifying Party that sets out appropriate corrective action for remedying such breach promptly after such [****] period expires.
(b)
Termination for Bankruptcy or Insolvency. A Party may terminate this CMSA upon thirty (30) days’ written notice to the other Party in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party, or if any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereinafter in effect that is not dismissed within thirty (30) days after commencement.
(c)
Termination for Force Majeure Event. A Party may terminate this CMSA upon providing written notice to the other Party if the other Party is unable to fulfill its obligations under this CMSA and/or any applicable Purchase Order, or related type document due to a Force Majeure Event which cannot be removed, overcome or abated within [****] (or within such other period as the Parties jointly shall agree in writing) from the initial date of such Force Majeure Event. For purposes of clarity, a Party does not waive the right to terminate under this Section 15.2(c) by not initially notifying the other Party of such intent, and retains the right to exercise such termination rights for the duration that the Force Majeure event has not been removed, overcome, or abated.
15.3.
Discontinuance or Suspension of Client Product Program. Client may terminate this CMSA upon [****] written notice to LTI if Client, in its sole and absolute discretion, discontinues the development or commercialization of Client Product. Upon termination of this CMSA pursuant to this Section 15.3, Client’s sole obligation shall be for it [****]. For clarity, termination of this CMSA pursuant to this Section 15.3 shall not release Client from its payment obligations with respect to the quantities set forth in any Purchase Orders or quantities forecasted for within the Firm Zone.

15.4 Accrued Liabilities. Expiration or termination of this CMSA for any reason shall not release either Party from any liability accrued under this CMSA prior to such expiration or termination, nor preclude either Party from pursuing any rights or remedies accrued prior to such expiration or termination or accrued at law or in equity with respect to any uncured material breach of this CMSA.

15.5 Payments Due Upon Termination. Expiration or termination of this CMSA shall not operate to relieve Client from its obligation to pay undisputed and properly due amounts of [****].

15.6 Post Termination. Upon the termination or expiration of this CMSA, each Party shall promptly return to the other Party or destroy, at the other Party's request,

(a)
any and all Confidential Information of the other Party then in its possession or control, except if such information is covered under surviving license rights, and further provided that each Party may keep one (1) copy of such information in its legal archives for regulatory compliance purposes (inclusive of regulatory submissions) and in order to determine its ongoing obligations hereunder, including in connection with legal proceedings; and such additional copies of or any computer records or files containing such Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose;

(b)
any and all remaining materials (including Client Materials, to the extent such Client Material does not contain LTI Technology), of the other Party then in its possession or control; and
(c)
in the instance of a termination of this CSMA due to a reason where Client is entitled to initiate a technology transfer pursuant to Section 5.5, any remaining Raw Materials containing Client Gene Sequence shall be included within the technology transfer.

15.7 Survival. Other than obligations which have accrued and are outstanding as of the date of any expiration or termination of this CMSA, and except as otherwise expressly provided in this CMSA or the Commercial Quality Agreement or as otherwise mutually agreed by the Parties in writing, all rights granted and obligations undertaken by the Parties hereunder shall terminate immediately upon the termination or expiration of this CMSA, subject to Section 15.4 above and except for the following which shall survive according to their terms: Article 1 (Definitions and Interpretation); Section 2.2 (Permitted Use); Section 2.3 (Restrictions on Use); Section 2.8 (Compliance); Section 2.9 (Client Licenses and Subcontractors); Section 4.2 (Communication to/from Regulatory Authorities); Section 6.1(f) (Long-Term Storage Fees); Section 10.2(a) (Limited License);Article 12 (Limitation of Liability); Article 13 (Indemnification; Insurance); Article 14 (Confidentiality); Section 15.6 (Post Termination); Section 15.7 (Survival);

Article 16 (Notices); Article 17 (Assignment); Article 19 (Applicable Laws; Jurisdiction); and Article 20 (Miscellaneous); and any and all rights and obligations of the Parties thereunder, as well as any other provision hereunder which by its nature is intended to survive expiration or termination of this CMSA. Expiration or termination of this CMSA for any reason shall not release either Party from liability accrued under this CMSA prior to such expiration or termination, nor preclude either Party from pursuing any rights or remedies accrued prior to such expiration or termination or accrued at law or in equity with respect to any uncured material breach of this CMSA.

ARTICLE 16 NOTICES

16.1.
All notices, demands, requests, consents, approval and other communications required or permitted to be given under this CMSA shall be in writing in the English Language, and shall be deemed duly given: (a) when personally received by the intended recipient on a Business Day (or the first Business Day thereafter if not); (b) when delivered by messenger or overnight courier upon confirmation of receipt; or (c) when delivered via e-mail on a Business Day (or the first Business Day thereafter if not), addressed to the applicable Party at the address set forth below or to such other address as any Party may give to the other Party in writing for such purpose in accordance with this Article 16:

If to LTI: [****]

with a copy to: [****]

And to: [****]

If to Client: [****]

with a copy to: [****]

ARTICLE 17 ASSIGNMENT

17.1.
Assignment. This CMSA shall not be assignable, pledged or otherwise transferred, nor may any right or obligations hereunder be assigned, pledged or transferred, by either Party to any Third Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed by the other Party; [****]. In addition, either Party shall have the right to assign or otherwise transfer this CMSA to an Affiliate upon written notice to the non-assigning Party. In each case of a permitted assignment or transfer hereunder, the assigning or transferring Party shall remain liable for any obligations of such Party arising before the effective date of such assignment or transfer, and the provisions of Sections 15.4 and 15.5 shall apply, mutatis mutandis, to such assignment or transfer. Subject to the foregoing, this CMSA shall inure to the benefit of each Party, its successors and permitted assigns. No Party may assign or transfer any of its rights under this CMSA except as expressly permitted in this Section 17.1.
17.2.
Sale or Licensing of Client Product. In the case of Client’s sale or out-licensing to a Third Party of any Client rights in one or more Client Product asset(s) that is/are supported by the CMSA in one or more territories, the Third Party (excluding entities whose primary business is contract manufacturing and who are LTI Direct Competitors) that has purchased or licensed such Client Product asset(s) has the right to request, and upon written request, LTI shall enter into a CMSA to support such Client Product on substantially the same terms as this CMSA.

ARTICLE 18 FORCE MAJEURE EVENT

18.1.
Neither Party will be liable to the other Party on account of any loss or damage resulting from any delay or failure to perform all or any part of this CMSA if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the reasonable control and without gross negligence of the Parties (“Force Majeure Event”). Such events, occurrences, or causes will include [****].
18.2.
The Party affected by a Force Majeure Event shall promptly inform the other Party in writing of the Force Majeure Event’s occurrence, anticipated duration and cessation. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided, however, that such affected Party commences and continues to take Commercially Reasonable Efforts and diligent actions to cure such cause.

ARTICLE 19 APPLICABLE LAWS; JURISDICTION

19.1.
Governing Law. This CMSA shall be governed in all respects by, and construed and enforced in accordance with, the laws of the State of Delaware and the federal laws of the United States of America, without reference to conflicts of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this CMSA shall be the state and/or federal courts in Delaware, and the Parties hereby consent to the personal jurisdiction of such courts. Due to the high costs and time involved in commercial litigation before a jury, THE PARTIES HEREBY WAIVE ALL RIGHT TO A JURY TRIAL WITH RESPECT TO ANY AND ALL ISSUES IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS CMSA. Notwithstanding

the foregoing, a Party may apply to any court of competent jurisdiction for temporary or preliminary injunctive relief.

19.2.
Dispute Resolution Procedures. Should any dispute, claim or controversy arise between the Parties relating to the validity, interpretation, performance, termination or breach of this CMSA (collectively, a “Dispute”), the Parties shall use their best efforts to resolve the Dispute by good faith negotiations, first between their respective representatives directly involved in that Dispute and then, if necessary, between senior representatives of the Parties. Any such Dispute not satisfactorily settled by negotiation after [****] shall be brought exclusively in the courts of competent jurisdiction located in Delaware; provided that nothing in this Section 19.2 will preclude either Party from seeking injunctive relief in any court of competent jurisdiction in accordance with Section 19.3 below. During the period where the Parties are attempting to resolve the issue in good faith, any applicable statute of limitations shall be tolled.
19.3.
Injunctive Relief. Each Party acknowledges that a breach of its obligations under this CMSA may result in immediate and irreparable harm to the other Party, for which there may be no adequate remedy at law. Therefore, in the event of a breach or threatened breach, the non-breaching Party may, in addition to other remedies, immediately seek from any court of competent jurisdiction injunctive relief (including a temporary restraining order, preliminary injunction or other interim equitable relief) prohibiting the breach or threatened breach or compelling specific performance, without the necessity of proving actual damages. Such right to injunctive relief as provided for in this paragraph is in addition to, and is not in limitation of, whatever remedies either Party may be entitled to as a matter of law or equity, including money damages. The Parties agree to waive the requirement of posting a bond in connection with a court’s issuance of an injunction.

ARTICLE 20 MISCELLANEOUS

20.1.
Governing Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this CMSA.
20.2.
Independent Contractors. The relationship between LTI and Client created by this CMSA is one of independent contractors. Neither Party shall have the power or authority to bind or obligate the other Party, or purport to take on any obligation or responsibility, or make any representations, warranties, guarantees or endorsements to anyone, on behalf of the other Party, except as expressly permitted in this CMSA.
20.3.
Entire CMSA and Amendment. This CMSA (including all Exhibits attached hereto, which are incorporated herein by reference, and as amended from time to time in accordance with the provisions hereof) and any Commercial Quality Agreement(s) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof, and constitutes and contains the complete, final, and exclusive understanding and agreement of the Parties with respect to the subject matter hereof, and cancels, supersedes and terminates all prior agreements and understanding between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations conditions or understandings, whether oral or written, between the Parties other than as set forth herein or in a Commercial Quality Agreement. No subsequent alteration, amendment, change or addition to this CMSA (including all Exhibits attached hereto) shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.
20.4.
Severability and Headings. If any term, condition or provision of this CMSA is held to be invalid, unlawful or unenforceable to any extent by a court of competent jurisdiction, then the Parties will negotiate in good faith a substitute, valid and enforceable provision that most nearly effects the Parties’ intent and the Parties agree to be bound by the mutually agreed substitute provision. If the Parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law. Headings used in this CMSA are provided for convenience only, and shall not in any way affect the meaning or interpretation of this CMSA.
20.5.
No Waiver. Any waiver of the provisions of this CMSA or of a Party’s rights or remedies under this CMSA must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this CMSA or its rights or remedies at any time, will not be construed as a waiver of such Party’s rights under this CMSA and will not in any way affect the validity of the whole or any part of this CMSA or prejudice such Party’s right to take subsequent action. No exercise or enforcement by either Party of any right or remedy under this CMSA will preclude the enforcement by such Party of any other right or remedy under this CMSA or that such Party is entitled by law to enforce.
20.6.
Negotiated Terms. The Parties agree that the terms and conditions of this CMSA are the result of negotiations between the Parties.
20.7.
Counterparts. This CMSA may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement, and may be executed through exchange of original signatures or electronic copies (PDF).

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties, having read the terms of this CMSA and intending to be legally bound thereby, do hereby execute this CMSA.

LENTIGEN TECHNOLOGY, INC.	CLIENT
By:	By:
Name: [****]	Name: [****]
Title: [****]	Title: [****]

EXHIBITS

EXHIBIT A List of Client Product(s)

EXHIBIT B Designated Countries

EXHIBIT C List of Vector(s)

EXHIBIT D Licensees and Subcontractors

EXHIBIT E Third Party Licenses

EXHIBIT F Price

EXHIBIT G LTI Direct Competitors

EXHIBIT H Initial Forecast

EXHIBIT I Minimum Purchase Requirement

EXHIBIT A

[****]

EXHIBIT B

[****]

EXHIBIT C

[****]

EXHIBIT D

[****]

EXHIBIT E

[****]

EXHIBIT F

[****]

EXHIBIT G

[****]

EXHIBIT H

[****]

EXHIBIT I

[****]